UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2015

ALERIS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-185443	27-1539594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25825 Science Park Drive, Suite 400, Cleveland, Ohio 44122

(Address of Principal Executive Offices, including Zip Code)

(216) 910-3400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Overview

On June 15, 2015, Aleris International, Inc. (“Aleris International”), a wholly owned subsidiary of Aleris Corporation (the “Company”), entered into a credit agreement providing for a $600.0 million revolving credit facility (the “New ABL Facility”) which permits multi-currency borrowings up to $600.0 million by Aleris International and its U.S. subsidiaries and up to a combined $300.0 million by Aleris Switzerland GmbH, a wholly owned Swiss subsidiary, Aleris Aluminum Duffel BVBA, a wholly owned Belgian subsidiary, Aleris Rolled Products Germany GmbH, a wholly owned German subsidiary and, upon its accession to the credit agreement, Aleris Casthouse Germany GmbH, a wholly owned German subsidiary. The New ABL Facility contains, in the aggregate, a $45.0 million sublimit for swingline loans and also provides for the issuance of up to $125.0 million of letters of credit. The credit agreement provides that commitments under the New ABL Facility may be increased at any time by up to an additional $300.0 million, subject to certain conditions.

The availability of funds to the U.S. borrowers as a group, the Swiss borrower, the Belgian borrower and each German borrower is subject to a separate borrowing base calculated on the basis of a predetermined percentage of the value of their respective eligible accounts receivable, eligible cash and eligible inventory (subject to certain exclusions for ineligible assets). Non-U.S. borrowers also have the ability to borrow under the New ABL Facility based on excess availability under the borrowing base applicable to the U.S. borrowers, subject to certain sublimits. As a practical matter, the level of the borrowing base and availability under the New ABL Facility fluctuates with the underlying LME price of aluminum, which impacts both accounts receivable and inventory values included in the borrowing bases.

As of April 30, 2015, assuming the New ABL Facility had been in effect, we estimate that the borrowing base would have supported borrowings of $557.9 million. After giving effect to outstanding letters of credit of $30.2 million, Aleris International would have had $527.7 million available for borrowing. With cash on hand of approximately $186.2 million, we estimate total liquidity would have been approximately $713.8 million.

Interest Rate and Fees

Borrowings under the New ABL Facility bear interest at rates equal to the following:

•	in the case of borrowings in U.S. dollars, (a) a LIBO rate determined by reference to the offered rate for deposits in dollars for the interest period relevant to such borrowing (the “Eurodollar Rate”), plus an applicable margin ranging from 1.50% to 2.00% based on availability under the New ABL Facility or (b) a base rate determined by reference to the higher of (1) JPMorgan Chase Bank, N.A.’s prime lending rate and (2) the one month Eurodollar Rate, plus an applicable margin ranging from 0.50% to 1.00% based on excess availability under the New ABL Facility;

•	in the case of borrowings in euros, a EURIBO rate determined by the administrative agent plus an applicable margin ranging from 1.50% to 2.00% based on excess availability under the New ABL Facility; and

•	in the case of borrowings in Sterling, a LIBO rate determined by reference to the offered rate for deposits in Sterling for the interest period relevant to such borrowing, plus an applicable margin ranging from 1.50% to 2.00% based on excess availability under the New ABL Facility.

In addition to paying interest on any outstanding principal under the New ABL Facility, Aleris International is required to pay a commitment fee in respect of unutilized commitments ranging from 0.250% to 0.375% based on average utilization for the applicable period. Aleris International must also pay customary letter of credit fees and agency fees.

Prepayments and Amortization

If an event of default has occurred or if combined availability is less than the greater of (a) 10% of the lesser of the combined borrowing base and the combined commitments and (b) $40.0 million (each, a “Cash Dominion Event”), Aleris International is required to repay outstanding loans with the cash it is required to deposit in collection accounts maintained with the agent under the New ABL Facility.

The New ABL Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales and casualty proceeds relating to the collateral for the New ABL Facility to the extent a Cash Dominion Event has occurred and is continuing, and (ii) 100% of the net cash proceeds from issuance of debt, other than debt permitted under the New ABL Facility.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the New ABL Facility exceed the applicable borrowing base in effect at such time, Aleris International is required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount.

There is no scheduled amortization under the New ABL Facility. The principal amount outstanding will be due and payable in full at maturity, on June 15, 2020, subject to an early maturity provision that would be triggered 60 days prior to the stated maturity of each of Aleris International’s 7-5/8% Senior Notes due 2018 and 7-7/8% Senior Notes due 2020 unless less than $10.0 million of the applicable Senior Notes remain outstanding and more than $100.0 million is available under the New ABL Facility.

Aleris International may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time upon three business days’ prior written notice without premium or penalty other than customary “breakage” costs with respect to Eurodollar Rate loans, Sterling LIBOR loans and EURIBOR loans.

Certain Covenants and Events of Default

The credit agreement governing the New ABL Facility contains a number of covenants that, subject to certain exceptions, impose restrictions on Aleris International and certain of its subsidiaries, including without limitation restrictions on the ability to, among other things:

•	incur additional debt;

•	create liens;

•	merge, consolidate or sell assets;

•	make investments, loans and acquisitions;

•	pay dividends and make certain payments; or

•	enter into affiliate transactions.

Although the credit agreement governing the New ABL Facility generally does not require us to comply with any financial ratio maintenance covenants, if combined availability is less than the greater of (a) 10% of the lesser of the combined borrowing base and the combined commitments and (b) $40.0 million, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply. The credit agreement also contains certain customary affirmative covenants and events of default.

Security

The New ABL Facility is secured, subject to certain exceptions, by a first-priority security interest in substantially all of Aleris International’s current assets and related intangible assets located in the U.S. and substantially all of the current assets and related intangible assets of substantially all of its wholly owned U.S. subsidiaries under a pledge and security agreement. The obligations of the Swiss borrower, the Belgian borrower and the German borrowers are secured by their respective current assets and related intangible assets.

The foregoing summary of the credit agreement governing the New ABL Facility and pledge and security agreement does not purport to be complete and is qualified in its entirety by reference to the copies of the credit agreement and pledge and security agreement attached hereto as Exhibits 10.1 and 10.2, respectively, which are incorporated herein by reference.

Certain Relationships

The lenders and their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. Affiliates of one or more of the lenders acted as lenders and/or agents under, and as consideration therefore received customary fees and expenses in connection with, the credit agreement governing the New ABL Facility.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the entry into the New ABL Facility described above, on June 15, 2015, Aleris International terminated the Amended and Restated Credit Agreement, dated June 30, 2011, among Aleris International, each subsidiary of Aleris International a party thereto, the lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent, and the other parties thereto (the “Old ABL Facility”).

Aleris International did not incur any early termination penalties in connection with the termination of the Old ABL Facility.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated June 15, 2015, among Aleris International, Inc., the other Domestic Borrowers party thereto, the European Borrowers and other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders and other parties party thereto.

10.2	Pledge and Security Agreement, dated June 15, 2015, among Aleris International, Inc., the other Domestic Borrowers party thereto, the other Loan Parties party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALERIS CORPORATION

Date: June 19, 2015	By:	/s/ Eric M. Rychel
	Name:	Eric M. Rychel
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated June 15, 2015, among Aleris International, Inc., the other Domestic Borrowers party thereto, the European Borrowers and other Loan Parties party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders and other parties party thereto.

10.2	Pledge and Security Agreement, dated June 15, 2015, among Aleris International, Inc., the other Domestic Borrowers party thereto, the other Loan Parties party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.